As filed with the Securities and Exchange Commission on September 12, 2008.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Eurand N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	98-0455653 (I.R.S. Employer Identification No.)

Olympic Plaza
Fred. Roeskestraat 123
1076 EE Amsterdam, The Netherlands
(Address, including zip code, of Principal Executive Offices)

Eurand N.V. Equity Compensation Plan
(Full Title of the Plan)

Eurand Incorporated
790 Township Line Road, Suite 250
Yardley, Pennsylvania 19067
(937) 898-9669
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Andrew P. Gilbert, Esq.
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
(609) 919-6600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum
		Proposed Maximum	Aggregate Offering	Amount of Registration
Title of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Share (2)	Price	Fee
Ordinary Shares (euro) 0.01 par value per share	2,000,000	$17.41	$34,820,000	$1,369.00

(1)	This Registration Statement covers an indeterminable number of additional Ordinary Shares as may hereafter be offered or issued pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sales prices per share of the common stock of Eurand N.V. on September 10, 2008, as reported by the NASDAQ Global Market. Pursuant to Rule 457(h)(2) of the Securities Act of 1933, as amended, no separate registration fee is required with respect to the plan interests.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by Eurand N.V. (the “Company”) for the purpose of registering an additional 2,000,000 ordinary shares, €0.01 par value per share, of Eurand N.V. that may be offered and sold to participants pursuant to the Eurand N.V. Equity Compensation Plan (the “Plan”). These additional shares increase the aggregate number of ordinary shares that may be subject to awards under the Plan from 7,735,224 to 9,735,224 shares. The increase of an additional 2,000,000 ordinary shares available for issuance or transfer under the Plan was approved by the Company’s shareholders at the Company’s Annual Meeting of Shareholders held on May 30, 2008.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in this Part I will be sent or given to participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:
(a)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008;

(b)	the Company’s Report on Form 6-K, filed on August 14, 2008; and

(c)	the description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form 8-A registering the Company’s Ordinary Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, filed with the Commission on May 11, 2007, and any amendment or report filed with the Commission for purposes of updating such description, which description is incorporated by reference from the Company Prospectus.
     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, including any Form 6-K which the Company files with the Commission wherein such Form 6-K is expressly incorporated by reference into this prospectus, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.
     Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not Applicable.

Item 6.	Indemnification of Directors and Officers.
     Under Dutch law, indemnification provisions may be included in the articles of association and, accordingly, the Company’s articles of association, as amended on May 22, 2007, provide that the Company shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably could believe to be in or not opposed to its best interests. In addition, in connection with the Company’s initial public offering, the Company entered into indemnification agreements with its directors and officers.

Item 7.	Exemption from Registration Claimed.
     Not Applicable.

Item 8.	Exhibits.
     The following is a list of Exhibits filed as part of this Registration Statement on Form S-8. Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit
Number	Description
5	Opinion of NautaDutilh N.V. with respect to the legality of the securities to be issued pursuant to the Plan.
23.1	Consent of Ernst & Young Accountants LLP.
23.2	Consent of NautaDutilh N.V. (included in Exhibit 5).
24	Power of Attorney (included as part of the Company’s signature page).
99.1	The Eurand N.V. Equity Compensation Plan, as amended and restated on May 30, 2008.

Item 9.	Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Amsterdam, The Netherlands, on September 12, 2008.

Eurand N.V.
By	/s/ Gearoid Faherty
	Name:	Gearoid Faherty
	Title:	Chief Executive Officer

     We, the undersigned officers and directors of Eurand N.V., hereby severally constitute and appoint Gearoid Faherty and Mario Crovetto, our true and lawful attorneys, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Eurand N.V. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gearoid M. Faherty Gearoid M. Faherty	Chief Executive Officer (principal executive officer)	September 12, 2008
/s/ Mario P. Crovetto Mario P. Crovetto	Chief Financial Officer (principal accounting and financial officer)	September 12, 2008
/s/ Rolf A. Classon Rolf A. Classon	Director	September 12, 2008
/s/ William J. Jenkins William J. Jenkins	Director	September 12, 2008
/s/ Nicholas J. Lowcock Nicholas J. Lowcock	Director	September 12, 2008
/s/ Angelo C. Malahias Angelo C. Malahias	Director	September 12, 2008
/s/ Manya S. Deehr Manya S. Deehr	Chief Legal Officer and Secretary, Authorized Representative in the U.S.	September 12, 2008

EURAND N.V.
INDEX TO EXHIBITS
     The following is the Index to Exhibits filed as part of this Registration Statement on Form S-8. Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit
Number	Description
5	Opinion of NautaDutilh N.V. with respect to the legality of the securities to be issued pursuant to the Plan.
23.1	Consent of Ernst & Young Accountants LLP.
23.2	Consent of NautaDutilh N.V. (included in Exhibit 5).
24	Power of Attorney (included as part of the Company’s signature page).
99.1	The Eurand N.V. Equity Compensation Plan, as amended and restated on May 30, 2008.